Exhibit (a)(9)

                    THE ALLIANCEBERNSTEIN POOLING PORTFOLIOS

                                AMENDMENT NO. 8

                       AGREEMENT AND DECLARATION OF TRUST

      The undersigned, being at least a majority of the duly elected and qualified Trustees of The AllianceBernstein Pooling Portfolios, a Massachusetts business trust, created and existing under an Agreement and Declaration of Trust dated November 11, 2004, as amended (the "Agreement"), a copy of which is on file in the Office of the Secretary of State of The Commonwealth of Massachusetts, do hereby direct that this amendment No. 8 be filed with the Secretary of State of The Commonwealth of Massachusetts and do hereby amend the Declaration as follows:

I. The first sentence of Section 1 of Article III of the Agreement is hereby amended to read as follows:

      "The beneficial interest in the Trust shall be divided into an unlimited number of such Shares of beneficial interest, with 0.00001 par value, of such Series or classes of Shares, and of such designations and with such rights, preferences, privileges, limitations and such other relative terms as shall be determined by the Trustees from time to time."

II. The text of Section 5 of Article III of the Agreement is hereby deleted in its entirety.

III. The first sentence of the introductory paragraph of Section 6 of Article III of the Agreement is hereby amended by deleting the introductory clause beginning with "Without" and ending with "class,", and replacing immediately thereafter "each" with "Each".

IV. Section 6 of Article III is hereby amended to add the following paragraph after the introductory paragraph:

      "The Trustees may amend the Declaration of Trust to create one or more additional Series or classes of Shares with such rights and preferences and such eligibility requirements for investment therein as the Trustees shall determine and reclassify, reclassify any or all outstanding Shares as shares of particular Series or classes of shares in accordance with such eligibility requirements and change the designation of any Series or class of Shares."

V.    The first sentence of the introductory paragraph of paragraph (e) of
      Section 6 of Article III of the Agreement is hereby amended by deleting the introductory clause beginning with "Notwithstanding" and ending with "V,", and replacing immediately thereafter "the" with "The".

VI. Paragraph (j) of Section 6 of Article III of the Agreement is hereby amended to read as follows:

      "(j) Elimination of Series or Class. At any time there are no Shares outstanding of any particular Series previously established and designated, the Trustees may amend this Declaration of Trust to abolish that Series and to rescind the establishment and designation thereof. At any time that there are no Shares outstanding of any particular class previously established and designated of a Multi-Series Class, the Trustees may abolish that class and rescind the establishment and designation thereof, either by amending this Declaration of Trust (if such class was established and designated by an amendment to this Declaration of Trust), or by vote or written consent by a majority of the then Trustees (if such class was established and designated by Trustee vote or written consent)."

VII. The last sentence of Section 9 of Article III of the Agreement is hereby deleted.

VIII. The last sentence of Section 10 of Article III of the Agreement is hereby deleted.

IX. The first sentence of Section 1 of Article V of the Agreement is hereby deleted and replaced with the following:

      "The Shareholders shall not have the power to vote on any matter except:
      (i) for the election or removal of Trustees to the extent and as provided in this Article V, Section 1 and Article V, Section 7 hereof, respectively, and (ii) with respect to such additional matters relating to the Trust as may be required by law or as the Trustees may consider and determine necessary or desirable."

X. The first three sentences of Section 3 of Article V of the Agreement are hereby amended and replaced to read as follows:

      "Except when a larger quorum is required by law, by the By-Laws or by this Declaration of Trust, 30% of the Shares entitled to vote shall constitute a quorum at a Shareholder's meeting. When any one or more Series or classes is to vote as a single class separate from any other Shares which are to vote on the same matters as a separate class or classes, 30% of the Shares of each such class entitled to vote shall constitute a quorum at a Shareholder's meeting of that class. Any meeting of Shareholders may be adjourned from time to time by the Chairman of the Trustees, or by the proposal and vote of the persons named as proxies, whether or not a quorum is present, and the meeting may be held as adjourned within a reasonable time after the date set for the original meeting without further notice."

XI. Section 8 of Article VIII of the Agreement is hereby amended and restated in its entirety to read as follows:

      "The Trustees may by vote of a majority of the Trustees then in office amend or otherwise supplement the Declaration by making an amendment, a Declaration supplemental hereto or an amended and restated Declaration."


      The foregoing amendments may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument, and shall become effective as of the time it is filed with the Secretary of State of The Commonwealth of Massachusetts.

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      IN WITNESS WHEREOF, the undersigned have signed this amendment as of the date set forth below.


     /s/ Robert M. Keith
     ---------------------------
     Robert M. Keith                                    Date:  March 9, 2011

     /s/ Nancy P. Jacklin
     ---------------------------
     Nancy P. Jacklin                                   Date:  March 9, 2011

     /s/ Garry L. Moody
     ---------------------------
     Garry L. Moody                                     Date:  March 9, 2011

     /s/ John H. Dobkin
     ---------------------------
     John H. Dobkin                                     Date:  March 9, 2011

     /s/ Michael J. Downey
     ---------------------------
     Michael J. Downey                                  Date:  March 9, 2011

     /s/ William H. Foulk, Jr.
     ---------------------------
     William H. Foulk, Jr.                              Date:  March 9, 2011

     /s/ D. James Guzy
     ---------------------------
     D. James Guzy                                      Date:  March 9, 2011

     /s/ Marshall C. Turner, Jr.
     ---------------------------
     Marshall C. Turner, Jr.                            Date:  March 9, 2011

     /s/ Earl D. Weiner
     ---------------------------
     Earl D. Weiner                                     Date:  March 9, 2011






SK 00250 0451 1158860